LAW OFFICES OF

HAROLD P. GEWERTER, ESQ., LTD.

Harold P. Gewerter, Esq.

Elaine A. Dowling, Esq.

September 23, 2014

Board of Directors

Infeed Medica Corp.

Zeev Chaklay 4/18

Jerusalem 96562

Re:	Registration Statement on Form S-1 for Infeed Medica Corp., a Delaware corporation (the "Company")

Dear Ladies and Gentlemen:

I have acted as counsel to the company in regards to the above referenced filing. This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration of 10,000,000 shares for direct public sale of the Company's common stock, $0.0001 par value, to be sold by the issuer.

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i.	The Certificate of Incorporation of the Company;

ii.	The Registration Statement and the Exhibits thereto; and

iii.	Such other documents and matters of law, as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals or certified documents of all copies submitted to me as conformed, Photostat or other copies. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without verification except where such verification was readily ascertainable.

5536 S. Ft. Apache #102, Las Vegas, Nevada 89148

Telephone: (702) 382-1714 ¨ Facsimile: (702) 382-1759

Email: harold@gewerterlaw.com

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Re: Infeed Medica Corp.

September 23, 2014

Based on the foregoing, I am of the opinion that the Shares will upon the effectiveness of the registration and the issuance of the shares be duly and validly issued, duly authorized and will be fully paid and non-assessable.

This opinion is limited to federal and Delaware law, including all applicable statutory provisions of the law and the reported judicial decisions interpreting such laws, as in effect on the date of the effectiveness of the registration statement, exclusive of state blue-sky laws, rules and regulations, and to all facts as they presently exist.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters " in the prospectus comprising part of the Registration Statement.

Sincerely yours,

HAROLD P. GEWERTER, ESQ., LTD.

/s/: Harold P. Gewerter
Harold P. Gewerter, Esq.

5536 S. Ft. Apache #102, Las Vegas, Nevada 89148

Telephone: (702) 382-1714 ¨ Facsimile: (702) 382-1759

Email: harold@gewerterlaw.com

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